December 23, 2013

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N. E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements included under Item 4.01 of the Form 8-K filed by the Company and dated December 19, 2013, and we agree with such statements about us in the second and third paragraphs, except that we are not in a position to agree or disagree that the decision to change accountants was recommended and approved by the Audit Committee.

/s/ Crowe Horwath LLP

Crowe Horwath LLP
Sacramento, CA

cc:

Mr. Robert J. McClintock
Audit Committee Chairman
Plumas Bancorp
35 S. Lindan Avenue
Quincy, California 95971